UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (404) 715-2600

Registrant’s Web site address:      www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 30, 2007, Delta Air Lines, Inc. (“Delta” or “we”) consummated the transactions contemplated by its Plan of Reorganization, which became effective on that date.  In connection with the consummation of the Plan of Reorganization, we entered into a new senior secured exit financing facility (the “Exit Facilities”) as described in Item 2.03 of this Form 8-K and initiated the distributions under the Plan of Reorganization, including equity securities to holders of general unsecured claims as described in Item 3.02 of this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2007 (the “Closing Date”), we entered into the Exit Facilities to borrow up to $2.5 billion from a syndicate of lenders. Proceeds from the Exit Facilities and existing cash were used to repay the outstanding principal amounts of $1.9 billion and $115 million, together with interest thereon and all other amounts, in each case, outstanding under the Amended and Restated DIP Credit Facility and the Amex Post-Petition Facility, respectively (each as defined in Note 6 of the Notes to our Consolidated Financial Statements as filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2006). The remainder of the proceeds from the Exit Facilities and the letters of credit issued thereunder will be available to provide back-to-back letters of credit in respect of letters of credit outstanding under the Amended and Restated DIP Credit Facility, pay certain accrued administrative expenses, finance working capital and for other general corporate purposes.

The Exit Facilities consist of a $1.0 billion first-lien revolving credit facility, up to $400 million of which may be used for the issuance of letters of credit (the “Revolving Facility”), a $600 million first-lien synthetic revolving facility (the “Synthetic Facility” and, together with the Revolving Facility, the “First-Lien Facilities”), and a $900 million second-lien term loan facility (the “Term Loan” or the “Second-Lien Facility”). The Exit Facilities were arranged by (1) J.P. Morgan Securities Inc. and Lehman Brothers Inc. with respect to the First-Lien Facilities, for which JPMorgan Chase Bank, N.A. will act as the administrative agent and collateral agent and UBS Securities LLC will act as the syndication agent and (2) Goldman Sachs Credit Partners L.P. (“GSCP”) and Merrill Lynch Commercial Finance Corp. with respect to the Second-Lien Facility, for which GSCP will act as the administrative agent and collateral agent and Barclays Capital, the investment banking division of Barclays Bank PLC, will act as the syndication agent.

The scheduled maturity dates for the First-Lien Facilities and the Second-Lien Facility are the fifth and seventh anniversaries, respectively, of the Closing Date of the Exit Facilities. Upon the occurrence of an event of default, the outstanding obligations under the Exit Facilities may be accelerated and become due and payable immediately, as more fully discussed below.

The First-Lien Facilities bear interest, at our option, at LIBOR plus 2.0% or an index rate plus 1.0%; the Second-Lien Facility bears interest, at our option, at LIBOR plus 3.25% or an index rate plus 2.25%. Interest is payable (1) with respect to LIBOR loans, on the last day of each relevant interest period (defined as one, two, three or six months or any longer period available to all lenders under the relevant facility) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (2) with respect to indexed loans, quarterly in arrears.

Our obligations under the Exit Facilities are guaranteed by substantially all of our domestic subsidiaries (the “Guarantors”). The Exit Facilities and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets that previously secured the Amended and Restated DIP Credit Facility on a first priority basis (the “Collateral”). The First-Lien Facilities are secured by a first priority security interest in the Collateral. The Second-Lien Facility is secured by a second priority security interest in the Collateral.

We are required to make mandatory repayments of the Exit Facilities, subject to certain reinvestment rights, from the sale of any Collateral or receipt of insurance proceeds in respect of any Collateral in the event we fail to maintain the minimum collateral coverage ratios described below. Any portion of the Exit Facilities that is repaid through mandatory prepayments may not be reborrowed. Any portion of the Term Loan that is voluntarily repaid may also not be reborrowed.

The Exit Facilities include affirmative, negative and financial covenants that restrict our ability to, among other things, incur additional secured indebtedness, make investments, sell or otherwise dispose of assets if not in compliance with the collateral coverage ratio tests, pay dividends or repurchase stock. These covenants provide us with increased financial and operating flexibility as compared to the DIP Facilities, but may still have a material impact on our operations.

The Exit Facilities contain financial covenants that require us to:

•
maintain a minimum fixed charge coverage ratio (defined as the ratio of (1) earnings before interest, taxes, depreciation, amortization and aircraft rent, and subject to other adjustments to net income (“EBITDAR”) to (2) the sum of gross cash interest expense, cash aircraft rent expense and the interest portion of our capitalized lease obligations, for successive trailing 12-month periods ending at each quarter-end date through the maturity date of the respective Exit Facilities), which minimum ratio will range from 1.00:1 to 1.20:1 in the case of the First-Lien Facilities and from 0.85:1 to 1.02:1 in the case of the Second-Lien Facility;

•
maintain unrestricted cash, cash equivalents and short-term investments in accounts subject to control agreements in favor of the collateral agent in an aggregate amount not less than $750 million in the case of the First-Lien Facilities and $650 million in the case of the Second-Lien Facility, in each case at all times following the 30th day after the Closing Date;

•
maintain a minimum total collateral coverage ratio (defined as the ratio of (1) certain of our Collateral that meets specified eligibility standards (“Eligible Collateral”) to (2) the sum of the aggregate outstanding exposure under the First-Lien Facilities and the Second-Lien Facility and the aggregate termination value of certain hedging agreements) of 125% at all times; and

•
in the case of the First-Lien Facilities, also maintain a minimum first-lien collateral coverage ratio (together with the total collateral coverage ratio described above, the “collateral coverage ratios”) (defined as the ratio of (1) Eligible Collateral to (2) the sum of the aggregate outstanding exposure under the First Lien Facilities and the aggregate termination value of certain hedging agreements) of 175% at all times.

The Exit Facilities contain events of default customary for Chapter 11 exit financings, including cross-defaults to other material indebtedness and certain change of control events. The Exit Facilities also include events of default specific to our business, including if all or substantially all of our flights and other operations are suspended for more than two consecutive days (other than as a result of an FAA suspension due to extraordinary events similarly affecting major U.S. air carriers). As noted above, upon the occurrence of an event of default, the outstanding obligations under the Exit Facilities may be accelerated and become due and payable immediately.

Item 3.02 Unregistered Sales of Equity Securities

Under the Plan of Reorganization, 386 million shares of Delta common stock are to be distributed to certain holders of general unsecured claims under the Plan of Reorganization. It is currently expected that approximately 160 million of such shares will be reserved for distribution with respect to unresolved claims.  Delta relied, based on the confirmation order it received from the Bankruptcy Court, on Section 1145(a)(1) of the U.S. Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933 the offer and sale of Delta common stock to the general unsecured creditors. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•
the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan of reorganization with the debtor or of a successor to the debtor under the plan of reorganization;

•	the recipients of the securities must hold claims against or interests in the debtor; and
•	the securities must be issued in exchange, or principally in exchange, for the recipient’s claim against or interest in the debtor.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) As previously reported in a Form 8-K filed with the SEC on March 22, 2007, Delta adopted the Delta Air Lines, Inc. 2007 Performance Compensation Plan, the Delta Air Lines, Inc. 2007 Officer and Director Severance Plan, and targets and performance measures under the 2007 Management Incentive Plan (“MIP”), which is part of the 2007 Performance Compensation Plan, all subject to approval of Delta’s Joint Plan of Reorganization by the U.S. Bankruptcy Court. All of these plans became effective upon Delta’s emergence from Chapter 11 on April 30, 2007. The form of award agreement under which emergence equity-based awards will be made pursuant to the 2007 Performance Compensation Plan to officers is attached hereto as Exhibit 10.1. The form of agreement for officers under the 2007 Officer and Director Severance Plan is attached hereto as Exhibit 10.2.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with its emergence from Chapter 11, Delta adopted an Amended and Restated Certificate of Incorporation and new Bylaws that are effective April 30, 2007.  These documents are filed as Exhibits 3.1 and 3.2 to the Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On April 30, 2007, Delta issued a press release announcing Delta’s emergence from Chapter 11. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1	Amended and Restated Certificate of Incorporation of Delta Air Lines, Inc.
Exhibit 3.2	Bylaws of Delta Air Lines, Inc.
Exhibit 10.1	Form of Delta 2007 Performance Compensation Plan Award Agreement for officers
Exhibit 10.2	Form of Separation Agreement and General Release - Delta Air Lines, Inc. 2007 Officer and Director Severance Plan for officers
Exhibit 99.1	Press Release dated April 30, 2007 titled “Delta Air Lines Exits Chapter 11 Stronger and Better Positioned for New Era of Competition”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Edward H. Bastian
Date: April 30, 2007	Edward H. Bastian Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 3.1	Amended and Restated Certificate of Incorporation of Delta Air Lines, Inc.

Exhibit 3.2	Bylaws of Delta Air Lines, Inc.

Exhibit 10.1	Form of Delta 2007 Performance Compensation Plan Award Agreement for officers

Exhibit 10.2	Form of Separation Agreement and General Release - Delta Air Lines, Inc. 2007 Officer and Director Severance Plan for officers

Exhibit 99.1	Press Release dated April 30, 2007 titled “Delta Air Lines Exits Chapter 11 Stronger and Better Positioned for New Era of Competition”